Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports First Quarter 2018 Financial Results

Consolidated Sales Increase 49% including First Full Quarter Results of MBS Textbook Exchange

Barnes & Noble College Comparable Store Sales Decrease 2.5%

Consolidated Adjusted EBITDA Improves $4.1 Million

August 30, 2017, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12 institutions, today reported sales and earnings for the first quarter for fiscal 2018. As a result of the acquisition of MBS Textbook Exchange, LLC (“MBS”) on February 27, 2017, the condensed consolidated financial statements for the 13 weeks ended July 29, 2017 is the first reporting period to include the financial results of MBS for a full reporting period. All material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 weeks ended July 30, 2016 exclude the financial results of MBS. The first quarter results of our two segments, Barnes & Noble College Booksellers, LLC (“BNC”) and MBS are consistent with the historical seasonality trends and the Company’s expectations.

Financial highlights for the first quarter 2018:

•	Consolidated sales of $355.7 million increased by $116.5 million, or 48.7%, as compared to prior year period.

•	BNC comparable store sales decreased 2.5% in the quarter, as compared with a decrease of 2.8% in the prior year period.

•	Consolidated net loss of $(34.8) million, as compared with a net loss of $(27.9) million in the prior year period.

•	Non-GAAP Adjusted EBITDA improved by $4.1 million to $(32.4) million, from $(36.5) million in the prior year period.

•	Non-GAAP Adjusted Earnings of $(29.8) million, as compared to $(25.9) million in the prior year period.

Operational highlights for the first quarter 2018:

•	BNC opened 24 new physical stores this quarter with estimated annual sales of $49 million, bringing total stores operated by BNC to 781 locations as of July 29, 2017.

•	MBS opened 10 new virtual stores this quarter with estimated annual revenue of $4 million, bringing total contracts operated by MBS to 714 as of July 29, 2017.

•
Completed the acquisition of Student Brands, LLC, a leading direct-to-student subscription-based writing skills services business, on August 3, 2017 for $58.5 million. Student Brands is expected to contribute more than $10 million of EBITDA to BNED’s consolidated results over the next twelve months and significantly expands the Company’s opportunity to market the services students need to improve performance in the classroom and to secure jobs after graduation.

•
Launched implementations of LoudSight, the Company’s predictive analytics offering, with Unizin, a nonprofit consortium of 22 schools focused on promoting affordability, access, and student success in digital education.

•
Signed a multi-year contract with Eastern Gateway Community College which includes providing institutional-wide LMS and predictive analytics solutions, as well as operating a traditional physical bookstore.

•	Partnered with Target to promote its brand and college essentials to our customer base.

•
Collaborated with major publishers in the Educational Publishers Enforcement Group (“EPEG”) to implement enhanced anti-counterfeiting procedures developed by EPEG to assist publishers and distributors in combating counterfeit print textbooks.

“For the first time, our results include a full quarter of MBS’ leading position in the wholesale and direct markets, providing $16.1 million of segment Adjusted EBITDA. MBS’ first quarter results, coupled with our success in integrating MBS into our operations post acquisition, reinforce our belief that the MBS transaction is highly beneficial for our operating leverage, financial position and for creation of shareholder value,” said Michael P. Huseby, Executive Chairman, Barnes & Noble Education. “In our Barnes & Noble College segment, general merchandise sales performed well in the first quarter growing by 3.3% on a comparable store basis. This growth was led by strong branded apparel and gift sales. General merchandise represented approximately 50% of the total sales for the quarter for BNC. The comparable store sales decline for BNC of 2.5% is in line with our expectations. Looking ahead, we are well prepared for the fall rush period for course material and general merchandise sales both in store and online. We are well positioned to broaden and deepen our partnerships with schools to support student success. In addition, our agreement with the major publishers to enhance and formalize procedures to combat counterfeits and assure authentic content has placed us in a better position to negotiate expanded and mutually-beneficial commercial relationships with them.”

Consolidated first quarter sales of $355.7 million increased $116.5 million, or 48.7%, as compared to the prior year period, primarily due to the MBS acquisition. The Company reported a consolidated net loss of $(34.8) million compared to $(27.9) million in the prior year period.

Comparable store sales decreased 2.5% for BNC for the quarter, representing approximately $5.5 million in revenue, compared to 2.8% for BNC in the prior year quarter. The decrease is primarily attributable to textbook sales, which were down 8.5% partially offset by an increase in general merchandise sales of 3.3%.

The Company’s operating loss was $(55.5) million during the 13 weeks ended July 29, 2017, compared to operating loss of $(52.8) million during the 13 weeks ended July 30, 2016. For the 13 weeks ended July 29, 2017, excluding the fair value inventory adjustment for MBS of $2.2 million, CEO separation costs of $5.2 million (recorded in restructuring and other charges) and transaction costs of $0.6 million, operating loss was $(47.5) million, an improvement of $1.9 million. For the 13 weeks ended July 30, 2016, excluding the transaction costs of $1.5 million and restructuring costs of $1.8 million, operating loss was $(49.4) million.

The Company’s non-GAAP Adjusted EBITDA improved by $4.1 million to $(32.4) million for the quarter, as compared to $(36.5) million in the prior year period. Adjusted EBITDA for BNC was $(36.9) million, compared with $(36.5) million in the prior year period, reflecting the seasonality of the business. MBS contributed $16.1 million of Adjusted EBITDA. The intercompany eliminations of $(11.6) million of profit will be recognized in the second quarter as BNC sells through the inventory provided by MBS.

First quarter consolidated net loss was $(34.8) million, or $(0.75) per diluted share, compared to net loss of $(27.9) million, or $(0.60) per diluted share, in the prior year period. The current year’s fiscal first quarter has 46.5 million diluted shares outstanding, while the prior year period had 46.3 million diluted shares outstanding.

Outlook
For fiscal year 2018, the Company expects sales at BNC to be relatively flat, while BNC comparable store sales are projected to decline in the low- to mid-single digit percentage point range year over year. In addition, the Company expects consolidated sales to be in the range of $2.25 billion to $2.35 billion before intercompany eliminations. Capital expenditures are expected to be approximately $50 million, an increase from fiscal 2017 due to new store growth at BNC.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Wednesday, August 30, 2017 and can be accessed at the Barnes & Noble Education, Inc. corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2018 second quarter results on or about December 5, 2017.

EXPLANATORY NOTE

Effective with the acquisition of MBS Textbook Exchange, LLC ("MBS") on February 27, 2017, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior to the acquisition. The condensed consolidated financial statements for the 13 weeks ended July 29, 2017 include the financial results of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 weeks ended July 30, 2016 exclude the financial results of MBS.

•	BNC operates 781 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC, and BNC also includes our digital operations.

•
MBS operates 714 virtual bookstores and is the largest contract operator of virtual bookstores for college and university campuses, and private/parochial K-12 schools. MBS is also one of the largest textbook wholesalers in the country. MBS's wholesale business centrally sources and sells new and used textbooks to more than 3,700 physical college bookstores, including BNC’s 781 campus bookstores.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 29, 2017	July 30, 2016
Sales:
Product sales and other	$334,502	$217,736
Rental income	21,209	21,501
Total sales	355,711	239,237
Cost of sales:
Product and other cost of sales	277,741	177,994
Rental cost of sales	13,257	13,830
Total cost of sales	290,998	191,824
Gross profit	64,713	47,413
Selling and administrative expenses	99,410	83,937
Depreciation and amortization expense	15,017	12,921
Restructuring and other charges (a)	5,236	1,790
Transaction costs (a)	589	1,527
Operating loss	(55,539)	(52,762)
Interest expense, net	3,038	666
Loss before income taxes	(58,577)	(53,428)
Income tax benefit	(23,794)	(25,512)
Net loss	$(34,783)	$(27,916)

Loss per common share:
Basic	$(0.75)	$(0.60)
Diluted	$(0.75)	$(0.60)
Weighted average common shares outstanding:
Basic	46,517	46,349
Diluted	46,517	46,349

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	July 29, 2017	July 30, 2016
Percentage of sales:
Sales:
Product sales and other	94.0%	91.0%
Rental income	6.0%	9.0%
Total sales	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	83.0%	81.7%
Rental cost of sales (a)	62.5%	64.3%
Total cost of sales	81.8%	80.2%
Gross profit	18.2%	19.8%
Selling and administrative expenses	27.9%	35.1%
Depreciation and amortization expense	4.2%	5.4%
Restructuring and other charges	1.5%	0.7%
Transaction costs	0.2%	0.6%
Operating loss	(15.6)%	(22.0)%
Interest expense, net	0.9%	0.3%
Loss before income taxes	(16.5)%	(22.3)%
Income tax benefit	(6.7)%	(10.7)%
Net loss	(9.8)%	(11.6)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	July 29, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,192	$8,906
Receivables, net	112,472	38,898
Merchandise inventories, net	780,414	724,329
Textbook rental inventories	6,931	7,527
Prepaid expenses and other current assets	13,537	8,614
Total current assets	927,546	788,274
Property and equipment, net	112,799	107,347
Intangible assets, net	206,382	197,508
Goodwill	329,467	281,337
Other noncurrent assets	42,481	39,003
Total assets	$1,618,675	$1,413,469
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$511,488	$560,163
Accrued liabilities	89,934	41,949
Short-term borrowings	100,000	—
Total current liabilities	701,422	602,112
Long-term deferred taxes, net	19,791	35,636
Other long-term liabilities	96,457	74,976
Long-term borrowings	120,100	25,000
Total liabilities	937,770	737,724
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 49,372 and 48,655 shares, respectively; outstanding, 46,517 and 46,086 shares, respectively	494	487
Additional paid-in-capital	710,851	701,393
Retained earnings	(2,420)	(914)
Treasury stock, at cost	(28,020)	(25,221)
Total stockholders' equity	680,905	675,745
Total liabilities and stockholders' equity	$1,618,675	$1,413,469

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Loss Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 29, 2017	July 30, 2016
Numerator for basic and diluted earnings per share:
Net loss available to common shareholders	$(34,783)	$(27,916)

Denominator for basic and diluted earnings per share:
Basic weighted average common shares	46,517	46,349

Loss per common share:
Basic	$(0.75)	$(0.60)
Diluted	$(0.75)	$(0.60)

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended
	July 29, 2017	July 30, 2016
Sales
BNC	$249,977	$239,237
MBS	139,801	—
Elimination	(34,067)	—
Total	$355,711	$239,237

Gross profit
BNC	$48,737	$47,413
MBS (excluding $2,248 of incremental cost of sales related to inventory fair value amortization) (b)	29,837	—
Elimination	(11,613)	—
Total	$66,961	$47,413

Selling and administrative expenses
BNC	$85,642	$83,937
MBS	13,768	—
Total	$99,410	$83,937

Adjusted EBITDA
BNC	$(36,905)	$(36,524)
MBS (b)	16,069	—
Elimination	(11,613)	—
Total	$(32,449)	$(36,524)

Percentage of Segment Sales	13 weeks ended
	July 29, 2017	July 30, 2016
Gross margin
BNC	19.5%	19.8%
MBS (excluding $2,248 of incremental cost of sales related to inventory fair value amortization) (b)	21.3%	—%
Elimination	34.1%	—%
Total gross margin	18.8%	19.8%

Selling and administrative expenses
BNC	34.3%	35.1%
MBS	9.8%	—%
Total selling and administrative expenses	27.9%	35.1%

(a) Effective with the acquisition of MBS Textbook Exchange, LLC ("MBS") on February 27, 2017, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior the acquisition. For more information, see the Explanatory Note.

(b) For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended
	July 29, 2017	July 30, 2016
Net loss	$(34,783)	$(27,916)
Reconciling items, after-tax (below)	5,006	2,031
Adjusted Earnings (Non-GAAP)	$(29,777)	$(25,885)

Reconciling items, pre-tax
Inventory valuation amortization (MBS) (non-cash) (a)	$2,248	$—
Restructuring and other charges (b)	5,236	1,790
Transaction costs (c)	589	1,527
Reconciling items, pre-tax	8,073	3,317
Less: Pro forma income tax impact (d)	3,067	1,286
Reconciling items, after-tax	$5,006	$2,031

Adjusted EBITDA	13 weeks ended
	July 29, 2017	July 30, 2016
Net loss	$(34,783)	$(27,916)
Add:
Depreciation and amortization expense	15,017	12,921
Interest expense, net	3,038	666
Income tax benefit	(23,794)	(25,512)
Inventory valuation amortization (MBS) (non-cash) (a)	2,248	—
Restructuring and other charges (b)	5,236	1,790
Transaction costs (c)	589	1,527
Adjusted EBITDA (Non-GAAP)	$(32,449)	$(36,524)

(a) For the 13 weeks ended Jul 29, 2017, gross margin includes $2.2 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS will be recognized over six months from the date of acquisition and is allocated based on monthly sales.

(b) On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. Pursuant to the terms of the Retirement Letter Agreement and consistent with Mr. Roberts’s employment agreement, Mr. Roberts will receive an aggregate payment of approximately $4.4 million, comprised of salary, bonus and benefits. In addition, the Company will pay Mr. Roberts and Mr. Huseby a one-time cash transition payment of approximately $0.5 million and $0.3 million, respectively, at the time of the transition. During the 13 weeks ended July 29, 2017, we recognized restructuring and other charges of approximately $5.2 million, which is comprised of the liability for the termination and transition payments. For additional information, see Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

In Fiscal 2016, we implemented a plan to restructure our digital operations which was completed in the first quarter of Fiscal 2017, and was primarily comprised of costs related to employee matters.

(c) Transaction costs are costs incurred for business development and acquisitions.

(d) Represents the income tax effects of the non-GAAP items.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2017 filed with the SEC on July 12, 2017, which includes consolidated financial statements for each of the three years for the period ended April 29, 2017 (Fiscal 2017, Fiscal 2016, and Fiscal 2015).

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 29, 2017	July 30, 2016
MBS Sales (a)
Wholesale	$92.5	$—
Direct	47.3	—
MBS total sales subtotal:	$139.8	$—
BNC Sales
New stores (b)	$15.4	$8.5
Closed stores (b)	(2.3)	(1.8)
Comparable stores (c)	(5.5)	(6.2)
Textbook rental deferral	1.3	1.4
Service revenue (d)	1.9	0.1
Other (e)	(0.1)	(1.8)
BNC total sales subtotal:	$10.7	$0.2
Eliminations (f)	$(34.0)	$—
Total sales variance	$116.5	$0.2

(a)
On February 27, 2017, we acquired MBS Textbook Exchange, LLC ("MBS"). The condensed consolidated financial statements for the 13 weeks ended July 29, 2017 include the financial results of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 weeks ended July 30, 2016 exclude the financial results of MBS.

Our retail business (BNC and MBS Direct) is highly seasonal, with sales generally highest in the second and third fiscal quarters, when college students generally purchase textbooks for the upcoming semesters, and lowest in the first and fourth fiscal quarters. Sales attributable to our MBS wholesale business are generally highest in our first, second and third quarter, as it sells textbooks for retail distribution, which somewhat offsets the decreased first quarter sales attributable to our retail business.

(b)	The following is a store count summary for BNC physical stores and MBS virtual stores:

	13 weeks ended July 29, 2017		13 weeks ended July 30, 2016
	BNC Stores	MBS Direct Stores	BNC Stores
Stores opened	24	10	33
Stores closed	12	8	14
Number of stores open at end of period	781	714	770

(c)	See below.

(d)	Service revenue includes Promoversity, LoudCloud, brand partnerships, shipping and handling and revenue from other programs.

(e)	Other includes certain adjusting items related to return reserves and other deferred items.

(f)	Eliminate MBS sales to BNED and BNED commissions earned from MBS.

Comparable Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 week periods are as follows:

	13 weeks ended
	July 29, 2017		July 30, 2016
Textbooks	$(8.4)	(8.5)%	$(6.9)	(6.8)%
General Merchandise	3.6	3.3%	1.6	1.6%
Trade Books	(0.7)	(5.4)%	(0.6)	(4.7)%
Other	—	—%	(0.3)	(89.3)%
Total Comparable Store Sales	$(5.5)	(2.5)%	$(6.2)	(2.8)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. For periods presented prior to the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for at least 15 months, does not include sales from closed stores for all periods presented, and includes digital agency sales on a net basis.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12 institutions, enhances the academic and social purpose of educational institutions. Barnes & Noble Education operates 1,495 physical and virtual bookstores serving more than 6 million students and their faculty, and offers a suite of digital software, content and services including direct-to-student study tools. The Company also operates MBS Textbook Exchange, one of the largest textbook wholesale distribution channels in the United States. Barnes & Noble Education acts as a strategic partner to drive student success, provide value and support to students and faculty, and create loyalty and improve retention, while supporting the financial goals of our college and university partners.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and Promoversity, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; our ability to continue to successfully integrate the operations of MBS Textbook Exchange, LLC into our Company; the strategic objectives, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of MBS Textbook Exchange, LLC’s operations into our own may also increase the risk of our internal controls being found ineffective; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; changes to purchase or rental general terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; possible increases in shipping rates or interruptions in shipping service, obsolete or excessive inventory; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in law or regulation; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 29, 2017. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.